Exhibit 10.1

CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of _____ 2022, by and among:

(1)          APRINOIA Therapeutics Inc., an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”); and

(2)          the Investor whose name is listed on the signature page.

The foregoing parties are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.
The Company desires to issue to the Investor, and the Investor desires to subscribe for and purchase, a certain number of US$ dominated convertible notes of the Company upon the terms and subject to the conditions set forth herein.

B.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

In consideration of the foregoing recitals and the mutual promises hereinafter set forth, the receipt, sufficiency and adequacy of which consideration the Parties hereby acknowledge, the Parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.          Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any charge, action, petition, appeal, suit, proceeding, claim, arbitration, litigation or investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In relation to any Investor, Affiliate also includes (i) any Controlling shareholder of the Investor, (ii) any entity or individual which has a direct or indirect Controlling interest in such Controlling shareholder referred to in (i) above (including, any general partner or limited partner, if any) or any fund manager thereof, (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by any Controlling shareholder or any fund manager referred to in (i) and (ii) above, (iv) a child, brother, sister, parent, or spouse of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such Persons referred to in (i) to (iv) above.

“Benefit Plan” means any employment contract, deferred compensation contract, bonus plan, incentive plan, profit sharing plan, retirement contract or other employment compensation contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, and/or director of a Person or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, and/or director of such a Person.

“Board” means the board of directors of the Company.

[“Business Combination Agreement” means that certain business combination agreement to be entered on or about the date hereof, by and among Ross Acquisition Corp II, the Company, APRINOIA Therapeutics Holdings Limited, APRINOIA Therapeutics Merger Sub 1, Inc., APRINOIA Therapeutics Merger Sub 2, Inc., and APRINOIA Therapeutics Merger Sub 3, Inc, in order to consummate a business combination transaction.]

“Business Day” means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in New York, Hong Kong and the Cayman Islands.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, as applicable, of such entity.

“Company Articles” means the amended and restated memorandum and articles of association of the Company adopted by special resolution dated 26 September 2021, effective on 14 October 2021, as amended and restated from time to time.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization, including any stock exchange.

“Group Companies” means the Company and all its direct or indirect subsidiaries.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) issued by the International Accounting Standards Board and interpretations issued by the International Financial Reporting Interpretations Committee of the International Accounting Standards Board (as amended, supplemented or re-issued from time to time).

“Intellectual Properties” means any and all (a) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (d) URLs, web sites, web pages and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, quality assurance and control procedures, design tools, manuals, customer lists, research data concerning historic and current research, development efforts including the results of successful and unsuccessful designs, databases, proprietary data, proprietary information, proprietary processes, technology, engineering, formulae, algorithms and operational procedures, and any other intellectual property and common-law rights, (f) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, and (g) the goodwill of the business symbolized or represented by the foregoing.

“IT Assets” means computer systems, including Software, hardware, firmware, networks, telecommunications equipment, websites, applications, databases and other information technology assets.

“Lien” means any encumbrance, right, interest or restriction, including any mortgage, judgement lien, materialman’s lien, mechanic’s lien, other lien (statutory or otherwise), charge, security interest, pledge, hypothecation, encroachment, easement, title defect, title retention agreement, voting trust agreement, right of pre-emption, right of first refusal, claim, option, limitation, forfeiture, penalty, equity, adverse interest or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.

“Management Team” means the following persons (i) JANG Ming-Kuei, (ii) YEN Tzu-Chen, (iii) TEMPEST Paul Alan, (iv) MIYAMOTO Masaomi, and (v) Bradford Navia.

“Material Adverse Effect” means a material adverse change or effect on (i) the ability of the Warrantor to consummate the transaction contemplated under this Agreement or to perform any material obligations of the Warrantor under any Note Documents or (ii) the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Group Companies, taken as a whole; provided that none of the following shall be deemed to constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred: any adverse change or effect arising out of, resulting from or attributable to (A) changes in general economic, financial market, business or geopolitical conditions, (B) any outbreak, hurricane, flood, tornado, earthquake, pandemic, or other natural disaster, (C) changes after the date hereof in any applicable laws or applicable accounting principles, or the interpretation thereof, or (D) any hostilities, acts of war, sabotage, terrorism or military actions, riots, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions, riots.

“Note Documents” with respect to each Investor, means this Agreement, the Note of the Investor and any other documents, agreements and instruments entered into in connection with or contemplated by this Agreement.

“Ordinary Shares” means the ordinary shares of par value US$0.10 each in the capital of the Company having the rights set out in the Articles.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and similar Liens arising in the ordinary course with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with applicable accounting principles, (b) rights of any third parties that are party to or hold an interest in any contract to which a Group Company is a party, (c) Liens for taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with applicable accounting principles, (d) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the real property, (e) with respect to any real property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, and (ii)  any Liens encumbering the landlord’s real property of which the real property is a part, in each case of clauses (i)-(ii), that do not materially interfere with the present use of the real property, (f) zoning, building, entitlement and other land use and environmental laws promulgated by any Governmental Authority that do not materially interfere with, and are not violated in any material respects by, the current use of the real property, (g) non-exclusive licenses of Intellectual Property entered into in the ordinary course, (h) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (i) other Liens arising in the ordinary course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security.

“Pre-Series C Preferred Shares” means the pre-series C preferred shares of par value US$0.10 each in the capital of the Company having the rights set out in the Articles.

“Prohibited Person” at any time means any Person or country that at such time is subject to trade sanctions and economic embargo programs enforced by the U.S. Treasury Department’s Office of Foreign Asset Control, including any Specially Designated Nationals and Blocked Persons, and any government, national, resident or legal entity of Cuba, North Korea, Syria, Sudan, Iran or any other country with respect to which U.S. persons, as defined in the U.S. Economic Sanctions, are prohibited at such time from doing business.

“Public Official” means an employee of a Governmental Authority, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise.

“Securities Act” means United States Securities Act of 1933, as amended.

“Series B Preferred Shares” means the series B preferred shares of par value US$0.10 each in the capital of the Company having the rights set out in the Articles.

“Series C Preferred Shares” means the series C preferred shares of par value US$0.10 each in the capital of the Company having the rights set out in the Articles.

“Shareholders Agreement” means the shareholders’ agreement dated 24 September 2021 by and among the Company and its shareholders and certain other parties thereto (as amended by the Addendum to Shareholders’ Agreement and C-1 Share Purchase Agreements dated 16 November 2021, as may be further amended, modified or supplemented from time to time).

“Warrantor” means the Company.

2.          Sale and Purchase of Note

2.1          Sale and Purchase of Note.

(a)          Issuance of Note. Subject to the terms and conditions hereof, the Investor agrees to purchase, and the Company agrees to sell and issue to the Investor, at the Closing (as defined below), a convertible promissory note in the form attached hereto as Exhibit A (the “Note”) in the principal amount as listed opposite the Investor’s name on the signature page.

2.2          Closing.

(a)          The consummation of the purchase and sale of the Note pursuant to Section 2.1(a) above (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than five (5) Business Days after all closing conditions (except for such conditions that will be satisfied at the Closing, but nonetheless subject to the satisfaction thereof at the Closing) specified in Section 5 hereof have been waived or satisfied, or at such other times and places as the Company and the Investor mutually agree upon orally or in writing.

(b)          At the Closing,

(i)          the Company, with respect to the Investor, shall deliver to the Investor the Note being purchased by the Investor duly executed by the Company; and

(ii)          the Investor shall pay the respective purchase price as set forth opposite to its name in the signature page by wire transfer of immediately available funds to the bank account designated by the Company, to be evidenced by delivery to the Company of a copy of the irrevocable wiring instructions delivered by the Investor to its bank (known as “MT-103” and containing SWIFT number of such remittance).

3.          Representations and Warranties of the Warrantor

The Warrantor hereby represents and warrants to the Investor as follows:

3.1          Organization, and Standing. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or establishment, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted, and to perform each of its obligations hereunder and under any other Note Document to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction.

3.2          Corporate Action. The Warrantor has all requisite power and authority to execute and deliver the Note Documents to which it is a party and to carry out and perform its obligations thereunder. The Warrantor has, and as of the Closing will have, full legal right, corporate power and capacity and all necessary consents, approvals and authorizations, whether corporate, shareholder, governmental or otherwise, as required, and have taken all necessary corporate actions required, to authorize, execute, deliver and perform the Note Documents to which it is a party. All corporate actions on part of the Warrantor required to be taken to issue the Note to the Investor have been or will be taken on or prior to the date of the Closing. The Note Documents, when executed and delivered by the Warrantor, shall constitute valid and binding obligations of the Warrantor, enforceable in accordance with their respective terms to the extent permissible by law.

3.3          Consents and Approvals. No authorization, consent, approval, license, exemption of notice to or filing or registration with any court or governmental agency or instrumentality or any other third party is necessary for the issuance of the Note by the Company to the Investor, or for the execution, delivery or performance by the Company of its respective obligations under this Agreement.

3.4          Compliance with Other Instruments. Each Group Company is in compliance in all respects with the terms of its Charter Documents (including the Company Articles), and in all material respects with the terms of each mortgage, indenture, lease, material agreement and other material instrument, if any, to which any of them a party or by which the Group Companies or their assets are bound. Neither the execution, delivery and performance of the Note Documents, nor the consummation of the transactions contemplated hereunder (a) has constituted or resulted or will constitute or result in a default or violation of any term of its Charter Documents, or any mortgage, indenture, lease, material agreement or other material instrument relating to which any Group Company is a party or by which any Group Company or their assets are bound; (b) has caused or will cause the creation of any lien or encumbrance upon any assets of any Group Company. To the knowledge of the Warrantor, no Group Company has performed any act or omitted any act, the occurrence or omission of which would result in such Group Company’s loss of any right granted under any license, distribution agreement or other agreement, whereby the loss of such right would have a material adverse impact on the operations, financial conditions, operating results or credit status of such Group Company.

3.5          Capitalization.

(a)          As of the date immediately prior to the Closing, the total authorized capital of the Company is US$50,000,000 comprising:

(i)          443,026,664 Ordinary Shares of a nominal or par value of US$0.10 each, of which 38,617,056 Ordinary Shares are issued and outstanding, 16,144,536 Ordinary Shares are unissued and reserved for the issuance to the employees, directors, advisors, consultants, and officers of the Group Companies pursuant to its employee stock plan duly adopted by the Board (the “Stock Plan”), 22,151,900 Ordinary Shares are unissued and reserved for the issuance of the Ordinary Shares upon conversion pursuant to the Note, 15,000,000 are unissued and reserved for the conversion of the Series B Preferred Shares, 11,973,336 are unissued and reserved for the conversion of the Pre-Series C Preferred Shares, and 30,000,000 are unissued and reserved for the conversion of the Series C Preferred Shares. All of the issued Ordinary Shares have been duly authorized, are validly issued, and are fully paid and non-assessable and were issued in compliance with all applicable securities laws. The Company holds no Ordinary Shares in its treasury;

(ii)          15,000,000 Series B Preferred Shares of a nominal or par value of US$0.10 each, of which 13,883,000 Series B Preferred Shares are issued and outstanding. The Company holds no Series B Preferred Shares in its treasury;

(iii)          11,973,336 Pre-Series C Preferred Shares of a nominal or par value of US$0.10 each, of which 11,973,336 Pre-Series C Preferred Shares are issued and outstanding. The Company holds no Pre-Series C Preferred Shares in its treasury.

(iv)          30,000,000 Series C Preferred Shares of a nominal or par value of US$0.10 each, of which 27,766,265 Series C Preferred Shares are issued and outstanding. The Company holds no Series C Preferred Shares in its treasury.

(b)          There are no outstanding preemptive rights, options, warrants, conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from the Company including, without limitation, any Ordinary Shares, Series B Preferred Shares, Pre-Series C Preferred Shares or Series C Preferred Shares, or any securities convertible into or exchangeable or exercisable for Ordinary Shares, Series B Preferred Shares, Pre-Series C Preferred Shares or Series C Preferred Shares, except for (a) the rights set forth in Sections 3.5(a)(i) to 3.5(a)(iv) above, (b) the rights of the Series B Preferred Shares, Pre-Series C Preferred Shares and Series C Preferred Shares pursuant to the terms of the Company Articles, (c) the rights set forth in the Note Documents and/or the Shareholders Agreement, and (d) the convertible promissory notes of the Company up to US$35,000,000 / [Notes and the note purchase agreements in connection with such Notes]1.

3.6          Valid Issuance of Note. The Note, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of any Liens and restrictions on transfer other than restrictions on transfer under applicable laws and the Note Documents. The shares issuable upon conversion, if any, of the Note (the “Conversion Shares”), when issued, sold and delivered in accordance with the terms of the conversion set forth in the Note for the consideration expressed therein, will be validly issued, fully paid and nonassessable and free of any Liens and restrictions on transfer other than restrictions on transfer under the applicable laws, the Note Documents, the Company Articles and the Shareholders Agreement. The Conversion Shares will be issued in compliance with all applicable laws. The sale of the Note and the subsequent conversion of the Note into Conversion Shares will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with prior to the Closing.

3.7          Group Companies

(a)          Except for the Group Companies listed in the preamble of this Agreement, the Company does not presently own or Control, directly or indirectly, any interest in any other corporation, association or other entity, and is not a participant in any joint venture, partnership or similar arrangement. All outstanding Equity Securities of each Group Company are duly and validly issued, and are fully paid and non-assessable. All share capital of each Group Company is free and clear of any and all Liens (except as provided under the Articles or the Shareholders’ Agreement). There are no (i) resolutions of the Board or shareholders of the Company pending to alter the authorized or outstanding share capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company or (ii) dividends which have accrued or been declared but are unpaid by any Group Company.

(b)          No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person.

3.8          Offering. Provided that the representations and warranties made by the Investor herein are true, correct, complete and not misleading, then the offer, issuance and sale of the Note and the Conversion Shares pursuant to this Agreement is exempt from the registration requirements of the U.S. Securities Exchange Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable securities laws.

1 NTD: The bracketed language is used in lieu of clause (d) in the R Investments Convertible Note Purchase Agreement.

3.9          Financial Statements. The Company has delivered to the Investor (x) audited and consolidated financial statements of the Company for the period from January 1, 2019 to December 31, 2020 and (y) unaudited and consolidated financial statements of the Company for the period from January 1, 2021 to December 31, 2021 (collectively, the “Financial Statements” and December 31, 2021, the “Statement Date”). Such Financial Statements are in accordance with the books and records of the Group Companies, which are complete and correct in all material respects, have been maintained in accordance with reasonable business practices and conform to the applicable laws and regulations and the Charter Documents of the Group Companies, have been prepared in accordance with IFRS, and fairly present in all material respects the financial conditions and operating results of the Group Companies, except in the case of unaudited financial statements for the absence of note. Except as set forth in the Financial Statements or in the ordinary course of business, there are no unlisted or off-balance sheet transactions or liabilities and no subsequent events that (i) would have a material adverse impact on the operations, financial conditions, operating results or credit status of the Group Companies; and (ii) have not been disclosed to the Investor. Each Group Company has good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements.

3.10          No Material Adverse Change. Since the Statement Date, except as contemplated by this Agreement, each Group Company (i) has operated its business in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, in each case in all respects. From the Statement Date to the date of the Closing, except as (x) contemplated by this Agreement, or (y) as set forth in the Financial Statements or (z) pursuant to the Stock Plan, with respect to any Group Company, there has not been any:

(a)          change which would, individually or in the aggregate, result in a Material Adverse Effect;

(b)          authorization, sale, issuance, transfer, pledge or other disposition of any equity securities of any Group Company;

(c)          purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(d)          declaration, setting aside or payment or other distribution in respect of any of the Group Companies’ shares or any direct or indirect issuance, transfer, redemption, purchase or other acquisition of any of such shares by any Group Company;

(e)          damages, destruction or loss, whether or not covered by insurance, resulting in a Material Adverse Effect;

(f)          waiver, termination, cancellation, settlement or compromise of a materially valuable right, debt or claim except those in the ordinary course of business;

(g)          amendment to any Charter Documents of any Group Company, other than (x) the amendment to the Charter Documents of the Group Companies to increase their respective share capital for the purpose of maintaining the R&D and operation of such entity and (y) the amendment to the Company Articles to increase the total authorized share capital;

(h)          change in the accounting methods or practices followed by any Group Company (other than such changes that have been required by auditors, applicable law or applicable accounting principles and standards);

(i)          incurrence, creation, assumption, repayment, satisfaction, or discharge of (A) any material Lien, or (B) any guarantee, indebtedness, or the making of any loan or advance, or the making of any capital expenditure or capital contribution, other than (w) reasonable and normal advances to employees for bona fide expenses, (x) among Group Companies, (y) Liens, guarantees, indebtedness, loans or advances that are incurred in the ordinary course of business consistent with past practice, or (z) Liens for taxes that are not yet delinquent;

(j)          sale, assignment or transfer of any Intellectual Property to any Person that is not a Group Company except those in the ordinary course of business;

(k)          resignation of or termination of the employment with any of the Management Team; and

(l)          commencement or settlement of any Action.

3.11          Insurance. The Group Companies have maintained adequate insurance coverage as required by all applicable laws and does not have any Liens (except for Liens for taxes that are not yet delinquent) on any of its properties. All material insurance policies relating to the business, assets, liabilities and operations of any Group Company are in full force and effect in all material respects. No written notice of cancellation or termination of any such material insurance policies has been received by any Group Company. To the knowledge of the Warrantor, there is no existing material default under any such material insurance policies or other event, which, with the giving of notice or lapse of time or both, would constitute a material default by any Group Company under such material insurance policies. To the knowledge of the Warrantor, nothing has been done or omitted to be done by or on behalf of any Group Company which would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and, to the knowledge of the Warrantor, there are no facts or circumstances likely to give rise to such claim or result in an increased rate of premium.

3.12          Title to Properties and Assets. The Group Companies have good and valid title to, or a legal and valid right to use, all assets they currently use in the conduct of their respective businesses, whether real property, or personal or mixed assets, free and clear of any Liens or third party claims (other than of lessors of any such leased assets, or any Lien that is created on any such leased assets by lessors, any Lien that is created in favor of a Group Company, any Lien as are created or existing in the ordinary course of business of the Group Companies, or any Lien for taxes that are not yet delinquent), and except for leased items, no Person other than a Group Company owns any interest in any such assets. With respect to the property and assets it leases, each Group Company is in compliance with such leases in all material aspects and holds valid and binding leasehold interests in such assets free of any Liens of any party other than the lessors of such property and assets. There are no material facilities, services, assets or properties shared with any entity other than a Group Company which are used in connection with the business of any Group Company.

3.13          Status of Intellectual Properties

(a)          Each other Group Company (as applicable) (i) owns free and clear of all Liens (except for Liens for taxes that are not yet delinquent), or (ii) has a valid right or license to use all Intellectual Properties, used in its business as now conducted, and no such Intellectual Properties infringe upon or otherwise violate any Intellectual Properties of any third Person. There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company to any third party relating to any of their Intellectual Properties, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Intellectual Properties of any third party, except for those as provided for under the license agreements entered into by the Group Companies in the ordinary course of business.

(b)          As of the date of this Agreement, none of the Group Companies has received any written communications (i) alleging that such Group Company has violated any Intellectual Properties of any other Person and (ii) seeking any damages or other remedies. There are no proceedings or claims pending or served, instituted or asserted by any Group Company in which it alleges that any Person is infringing upon, or otherwise violating, its Intellectual Properties. As of the date of this Agreement, no Intellectual Properties of any Group Company is subject to any proceeding or outstanding governmental order or settlement agreement or stipulation that (1) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services or (2) may affect the validity, use or enforceability of such Intellectual Properties.

(c)          (i) All Intellectual Properties created by employees of each Group Company are “work for hire”, and all rights, title and interest therein have been transferred and assigned, or will be transferred and assigned upon the request of the employing Group Company, to such employing Group Company, and (ii) none of the Group Companies will be required to utilize, in the course of its business operation, any employee’s Intellectual Properties developed prior to such employee’s employment with such Group Company, except for any Intellectual Properties that have been validly and properly assigned or licensed to such Group Company prior to the date hereof. All employees of the Group Company who are or were involved in the creation of any Intellectual Properties for such Group Company have executed an assignment of inventions agreement that vests in such Group Company exclusive ownership of all right, title and interest in and to such Intellectual Properties, to the extent not already provided by law.

(d)          The Group Companies have taken all security measures that are commercially prudent in order to protect the secrecy, confidentiality and value of their respective Intellectual Properties.

3.14          Tax Matters. Each Group Company has timely filed all material tax returns that are required to have been filed by it with any Governmental Authority and has timely paid all material taxes owed by it which are due and payable. No Group Company has had any material tax deficiency proposed or assessed against it that has not been fully paid or settled, nor has any Group Company executed any waiver of any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency, in each case, that is in effect and other than in respect of unpaid taxes that are being contested in good faith and for which adequate reserves have been established. There are no tax audits or other similar administrative or judicial proceedings relating to any tax return filed by any Group Company, which, if determined adversely to such Group Company, would result in any material liability for taxes to such Group Company.

3.15          Employment Matters

(a)          Each Group Company has complied with all applicable laws in material respects related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining. There is not pending or, to the knowledge of the Warrantor, threatened, and there has not been any Action relating to the violation or alleged violation of any applicable laws by such Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company.

(b)          Each of the Benefit Plans of the Group Companies is and has at all times been in compliance with all applicable laws, and all contributions to, and payments for each such Benefit Plan have been timely made. Each Group Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans that is required by law or by contract to maintain. Each Group Company is in compliance with all laws and contracts relating to its provisions of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable laws and contracts.

(c)          There is not now pending or, to the knowledge of the Warrantor, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(d)          Except for the part-time employees and the consultants who offer services under consultancy agreements with the Company, to the knowledge of the Warrantor, each employee of the Group Companies is currently devoting all of his or her business time to the conduct of the business of the applicable Group Company. None of the Group Companies’ employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. To the knowledge of the Warrantor, no such individual is currently working or plans to work for any other Person that competes with any Group Company, whether or not such individual is or will be compensated by such Person.

3.16          Permits. The Group Companies have all franchises, approvals, permits, licenses, certificates and any similar authorizations of or from any applicable Governmental Authority (“Permits”) necessary for the conduct of their business. Each such Permit is valid and in full force and effect. None of Group Companies is in default in any respect under any of such Permits, and there is no proceeding or investigation pending or threatened in writing which could reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, modification, suspension or restriction of any of such Permits. In respect of any such Permits which are subject to periodic renewal by any Governmental Authorities, the Warrantor has no reason to believe that such requisite renewals will not be granted by the relevant Governmental Authorities. As of the date of this Agreement, no Group Company has received any written notice from any Governmental Authority regarding any actual or possible default or violation of any such Permit. There is no factual or legal basis that will prevent each such Permit from remaining in full force and effect upon the consummation of the transactions contemplated hereby. No suspension, cancellation or termination of any such Permit is threatened or imminent. No Group Company is operating under any formal or informal agreement or understanding with any Governmental Authority which in any way restricts its authority to conduct its business or requires the Group Companies to take, or refrain from taking, any action relating to the conduct of their business otherwise permitted by applicable laws.

3.17          Compliance with Laws. The Group Companies and their directors and officers have operated the Group Companies’ business in compliance with all applicable laws (and their enforcement rules) and regulations in all material respects. Neither the Group Companies nor any of their officers or directors has committed material violations of any applicable laws and regulations, or received any written notice of any actual, alleged, possible or potential material violations of any such applicable laws and regulations. To the knowledge of the Warrantor, there are presently no existing circumstances that are likely to result in any violation of or liability under any applicable laws or other requirements relating to the assets, liabilities, results of operation, condition, financial or otherwise, or prospects of the Group Companies.

3.18          No Proceedings. To the knowledge of the Warrantor, there is no Action pending (or currently threatened or intended to be initiated) (a) against any Management Team member or any of the Group Companies, any Group Company’s activities, properties or assets or, against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company, or otherwise; or (b) questions the validity of the Note Documents, the right of the Warrantor to enter into them, or to consummate the transactions contemplated by the Note Documents. None of the Group Companies, or, to the knowledge of the Warrantor, none of the directors and officers of the Group Companies, is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.19          Material Contracts

(a)          For the purpose of this Agreement, “Material Contracts” means collectively, any contract to which a Group Company or any of its properties or assets is bound or subject to that (i) involves obligations (contingent or otherwise) or payments in excess of US$100,000 or has an unexpired term in excess of three (3) years, (ii) is a material agreement relating to Intellectual Property or IT Assets (other than generally available uncustomized “off-the-shelf” software licenses obtained by the Group on non-exclusive basis and non-negotiated terms), (iii) involves any provisions providing for exclusivity, non-compete, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights against any Group Company for a term in excess of one (1) year, or (iv) involves a sharing of profits or losses.  For the avoidance of doubt, Material Contracts do not include any contract that has been fully performed or terminated or expired.

(b)          Each of the Material Contracts is valid, subsisting, in full force and effect and binding upon the applicable Group Company and upon the other parties thereto. None of the Material Contracts are oral contracts. Each Group Company has in all respects satisfied or provided for all of its liabilities and obligations under the Material Contracts requiring performance prior to the date hereof, is not in default in any respect under any Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of the Warrantor, the Warrantor is not aware of any material default thereunder by any other party to any Material Contract or any condition existing that with notice or lapse of time or both would constitute such a material default, or give any Person the right to declare a material default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, a Material Contract. No Group Company has given to or received from any Person any notice or other communication (whether written or oral) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

(c)          With respect to each Material Contract to which it is a party, each Group Company has taken all necessary corporate actions, fulfilled all conditions and otherwise taken all other actions required by applicable laws to (i) enter into, execute, adopt, assume, issue, and deliver such Material Contract, and (ii) perform its obligations pursuant to the respective terms and conditions of such Material Contract.

(d)          None of the Material Contracts do or will (i) result in a violation or breach of any provision of the Charter Documents of any Group Company, or (ii) result in a breach of, or constitute a default under, or result in the creation or imposition of, any Lien (except for any Lien for taxes that are not yet delinquent) pursuant to any contract to which any Group Company is a party or by which any Group Company or any of their properties is bound, or (iii) result in a breach of any applicable laws to which the Warrantor or any Group Company is subject to or by which any Group Company or any of their respective properties is bound.

(e)          No Group Company is a party to any contract, transaction, arrangement or liability which: (i) is of an unusual or abnormal nature; or (ii) cannot readily be fulfilled or performed by it on time without undue, or unusual, expenditure of money, effort or personnel. No Group Company is a party to any contract or arrangement which is not an arm’s length nature.

(f)          Consummation of the transactions contemplated by the Note Documents will not (and will not give any Person a right to) constitute an event of default, or terminate or modify any rights, or accelerate or augment any obligations, of any Group Company or the Management Team under any Material Contract.

3.20          Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests

(a)          Each Group Company and its directors, officers, employees, agents and other Persons acting on its behalf (collectively, “Representatives”) are and have been in compliance with all applicable law relating to anti-bribery, anti-corruption and anti-money laundering (collectively, the “Compliance Laws”). Each Group Company also has maintained complete and accurate books and records as required by applicable law. Furthermore, no Public Official (i) holds an ownership or other economic interest, directly or indirectly, in any of the Group Companies or in the contractual relationship formed by this Agreement, or (ii) serves as an officer, director or employee of any Group Company. Without limiting the foregoing, neither any Group Company nor any Representative has, directly or indirectly, offered, paid, promised to pay, or authorized the payment of any money or anything of value, to any Public Official or to any Person under circumstances where any Group Company or Representative knew that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Person:

(i)          for the purpose of (A) influencing any act or decision of a Public Official in their official capacity; (B) inducing a Public Official to act or omit to act in violation of lawful duties; (C) securing any improper advantage; (D) inducing a Public Official to influence or affect any act or decision of any Governmental Authority; or (E) assisting any Group Company or any Representative in obtaining or retaining business for or with, or directing business to, any Group Company or Representative;

(ii)          in a manner that would constitute a breach of any Compliance Laws.

(b)          No Group Company or any of its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities law or is subject to any indictment or any government investigation for bribery.

(c)          No Group Company or any of its Representatives is a Prohibited Person. No funds received in connection with any capital contribution to any Group Company have been, directly or indirectly loaned, used, contributed or otherwise made available to any subsidiary, joint venture partner or other Person for any purposes relating to any sales or operations in any country or territory that is the subject of any U.S. Economic Sanctions or to financing the activities of any Prohibited Person. No Group Company has engaged, directly or indirectly, in any other activity that would result in any breach of U.S. Economic Sanctions by any Group Company.

3.21          Indebtedness

(a)          As of the date hereof, no Group Company has outstanding indebtedness for borrowed money that places a Lien on any of the assets of the Group Companies.

(b)          As of the date hereof, none of the Group Companies have incurred, created, or assumed indebtedness for borrowed money that is still outstanding and would rank senior in right of payment to the Note, other than the commercial bank loans of one subsidiary of the Company with an aggregate value not exceeding US$1,500,000.

4.          Representations And Warranties of the Investor

The Investor hereby, represents and warrants to the Company as follows:

4.1          Due Organization. The Investor is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization.

4.2          Authorization. The Investor has full power and authority to enter into the Note Documents to which it is a party. This Agreement constitutes, and the other Note Documents to which it is a party when executed and delivered by it, will constitute, valid and legally binding obligations of the Investor, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of the Investor’s rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

4.3          Restricted Securities. The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. The Investor understands that the Note purchased by it has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Note purchased by it is “restricted securities” under applicable U.S. federal and state securities laws.

4.4          Purchase for Own Account. The Investor is acquiring the Note solely for the Investor’s own account and beneficial interest for investment and not for sale or with a view to distribution of the Note or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

5.          Conditions of the Investor’s Obligation at the Closing

With respect to the Investor, the obligations of the Investor to consummate the Closing under Section 2.2, unless otherwise waived in writing by the Investor, are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1          Representations and Warranties. Each of the representations and warranties of the Warrantor contained in Section 3 shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date.

5.2          Performance. The Warrantor shall have performed and complied with all agreements, obligations and conditions contained in the Note Documents that are required to be performed or complied with by it, on or before the Closing.

5.3          Authorizations. All consents and approvals of any competent Governmental Authority or of any other Person that are required to be obtained by the Company in connection with the consummation of the transactions contemplated by this Agreement (including without limitation any waivers of rights of first refusal, preemptive rights, put or call rights, anti-dilution rights triggered by the Note Documents, if any) shall have been duly obtained and effective as of the Closing.

5.4          No Material Adverse Change. There shall have been no Material Adverse Effect of the Group Companies.

5.5          Corporate Authorization. All necessary resolutions of the Company shall have been passed in order to approve (a) the Note Documents and (b) the consummation of the transactions contemplated under the Note Documents.

5.6          [Business Combination Agreement.  The Company shall have executed and delivered, and shall have procured APRINOIA Therapeutics Holdings Limited and APRINOIA Therapeutics Merger Sub 1 to have executed and delivered, to the Investor, the Business Combination Agreement.]

6.          Conditions of the Company’s Obligation at the Closing

The obligations of the Company to consummate the Closing under Section 2.2 with respect to the Investor, are subject to the fulfillment on or before the Closing of each of the following conditions, unless otherwise waived by the Company:

6.1          Representations and Warranties. Each of the representations and warranties of the Investor contained in Section 4 shall be true and correct when made and shall be true and correct as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date.

6.2          Performance. The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them, on or before the Closing.

6.3          Execution of this Agreement. The Investor shall have duly executed the Note Documents and delivered the signature pages to the Company.

7.          [Covenants. The Investor agrees and acknowledges that, before or after the Closing, the Company may have sold or sell additional convertible promissory notes in substantially the form attached hereto as Exhibit A with changes determined by the Company (collectively with the Note, the “Notes”), in an aggregate initial principal amount which, when taken together with the Note, does not exceed US$35,000,000, to one or more investors (each an “Additional Investor”) by executing a similar note purchase agreement with changes determined by the Company, for a purchase price per Note equal to the principal amount, provided that, such changes to the convertible promissory note and the note purchase agreement with respect to any Additional Investor shall not be more favorable than those offered to the Investor. The Company covenants and agrees with the Investor that until all principal of and interest on the Note and all other amounts due or which become due thereunder are repaid in full:

7.1          Indebtedness.  The Company will not without the consent of the Investor, create, incur, assume, or permit to exist, any indebtedness for borrowed money that would rank senior or pari passu in right of payment to or with the Investor’s Note (including any such indebtedness mandatorily treated as senior by law) other than the Notes which, for the avoidance of doubt, shall be pari passu in right of payment with the Investor’s Note.

7.2          Liens.  The Company will not without the consent of the Initial Investor create, incur, assume or permit to exist, any Lien on any of Company’s assets, other than Permitted Liens.]2

8.          Indemnification

8.1          Survival of Representations and Warranties. The representations and warranties of the Warrantor shall survive the applicable Closing and shall expire and be of no further force and effect upon the expiry of 18 months following the applicable Closing. After expiry of a warranty in accordance with the foregoing, such warranty shall be extinguished and no claim for the recovery of any losses may be asserted against the Warrantor.

8.2          Indemnity by the Warrantor. The Warrantor shall indemnify and hold harmless the Investor from any loss, cost, liability and reasonable legal or other expense, including reasonable attorneys’ fees of the Investor’s counsel, which the Investor has directly or indirectly suffered or incurred by reason of any breach or non-performance of any of the certificates, representations, warranties, covenants, undertakings or agreements made or given by the Warrantor in or pursuant to this Agreement.

8.3          Indemnity by the Investor. The Investor hereby agrees to indemnity and hold harmless the Group Companies, from any loss, cost, liability and reasonable legal or other expense, including reasonable attorneys’ fees of the Group Companies’ counsel, which any Group Company has directly or indirectly suffered or incurred by reason of any breach or non-performance of any of the certificates, representations, warranties, covenants, undertakings or agreements made or given by the Investor in or pursuant to this Agreement.

2 NTD: Only included in the R Investments Convertible Note Purchase Agreement.

8.4          Non-exclusive Remedies. This Section 8 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies by the Investor or the Company for the breach or nonperformance of any of the certificates, representations, warranties, covenants or agreements made or given by the Warrantor or the Investor in or pursuant to this Agreement.

9.          Miscellaneous

9.1          Confidentiality. Each Party agrees that, except with the prior written permission of the applicable Party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such Party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Note purchased hereunder (the “Confidential Information”); provided, however, that Confidential Information shall not include (i) information which has entered the public domain without the receiving Party’s fault or negligence, (ii) such information available to the public generally or (iii) as otherwise required by applicable law or pursuant to any other regulatory process to which the receiving Party is subject. Notwithstanding the foregoing, each Party may disclose Confidential Information to (x) its partners, fund managers, shareholders, investors, bona fide potential investors, subsidiaries and Affiliates, and (y) each of their respective officers, employees, attorneys, accountants, consultants and other professional advisors, in each case (x) and (y), on a need-to-know basis for the purpose of evaluating, performing and execution of the transaction contemplated hereunder and managing the Investor’s investment in the Company; provided, however, that the Investor shall be responsible for any breach of this Section 9.1 by its aforementioned individuals or entities. Further, the Investor shall also be entitled to disclose all or any part of the Confidential Information, under the terms of a subpoena or other order issued by a court of competent jurisdiction or by another Governmental Authority. Any press release or other public announcement in relation to the transaction contemplated hereunder shall be jointly prepared by the Investor and the Company, and shall not be published without the Parties’ mutual consent.

9.2          Successors and Assigns; Assignments.

(a)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Warrantor, the Investor, all other Parties to this Agreement and their respective successors and assigns.

(b)          No Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3          Counterparts; Manner of Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf, DocuSign or any electronic signature complying with applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.4          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or at such other address(es) as such party may designate by 10 days’ advance written notice to the other party hereto; provided that if the notice is sent to the Group Companies, to 245 Main Street, 3rd Floor, Cambridge, MA 02142, United States of America, Attn: JANG Ming-Kuei, email: [***]. A copy of any notice to the Company shall be sent to Cooley HK, address: 35th Floor, Two Exchange Square, 8 Connaught Place, Central, Hong Kong, Attn: Will Cai, e-mail: wcai@cooley.com.

9.5          Expenses. The Company and the Investor shall bear such party’s respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Agreement and the transactions contemplated herein.

9.6          Entire Agreement. This Agreement, the Note and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof, and supersede any prior agreements between the Parties regarding the subject matter hereof.

9.7          Amendments and Waivers.

(a)          Any term of this Agreement may be changed, amended or modified (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Company and the Investor.

(b)          Performance of any obligation required of any Party hereunder may be waived only by a written waiver signed by the Party from whom such waiver is sought, which shall be effective only with respect to the specific obligation described.

(c)          Any amendment or waiver effected in the accordance with this Section 9.7 shall be binding upon the Parties.

9.8          Further Assurances. Each of the Parties agrees to execute and deliver, by the proper exercise of its corporate power, all such other and additional instruments and documents and do all such other acts and things as may be necessary in order to carry out the full intent and purpose of this Agreement and to comply with applicable securities laws or other regulatory approvals.

9.9          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal and enforceable under all applicable laws. If, however, any provision of this Agreement shall be invalid, illegal or unenforceable under any such law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality or enforceability of such provision in any other jurisdiction.

9.10          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.11          Governing Law. This Agreement shall be governed by and construed under the laws of Singapore, without giving effect to conflicts of laws principles.

9.12          Dispute Resolution. Any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof or thereof (including the validity, scope and enforceability of this arbitration provision), shall be finally resolved by arbitration in Singapore under Rules of Arbitration of the International Chamber of Commerce (the “Arbitration Rules”). The seat of arbitration shall be Singapore and the number of arbitrators shall be three (3) to be appointed and determined in accordance with the Arbitration Rules. The arbitration proceedings shall be conducted in English. Any award made by the International Chamber of Commerce shall be final and binding on the parties thereto and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

9.13          Assignment. The Investor may assign this Agreement to any Affiliate thereof, provided that any such permitted assignee must enter into a written agreement agreeing to be bound by the provisions of this Agreement [and that certain side letter between the Company and the Investor dated on or about the date of the Closing]3.

[The remainder of this page has been intentionally left blank.]

3 NTD: Bracketed language only included in the R Investments Convertible Note Purchase Agreement.

In Witness Whereof, the Parties have executed this Convertible Note Purchase Agreement as of the date first written above.

COMPANY:

APRINOIA Therapeutics Inc.

By:
Name: JANG Ming-Kuei
Title: Director and Chief Executive Officer

In Witness Whereof, the Parties have executed this Convertible Note Purchase Agreement as of the date first written above.

INVESTOR:

Name of Investor:

By:

Name:
Title:

E-mail:

Attention: Address:

Principal Amount	Purchase Price (US$)
US$[ ]	Same as principal amount

2.

EXHIBIT A

FORM OF NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

Note Series:	2022

Note Number:

Date of this Note:

Principal Amount of Note:	US$

For value received Aprinoia Therapeutics Inc., an exempted company incorporated under the laws of the Cayman Islands whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), promises to pay to [Name of Investor], a [ company] incorporated under the laws of [•], whose registered office is at [•],  or such party’s assigns (the “Holder”) the principal amount set forth above with simple interest on the outstanding principal amount at a rate of five percent (5%) per annum. All unpaid interest and principal shall be due and payable on the first anniversary of the Date of this Note (or, if there is no corresponding date in the calendar month in which maturity would otherwise occur, then the last day of such calendar month) (the “Maturity Date”).

1.          Certain Definitions. For purposes of this Note, the following terms shall have the following meanings:

“Articles” means the amended and restated memorandum and articles of association of the Company adopted by special resolution dated September 26, 2021, effective on October 14, 2021, as amended, supplemented and restated from time to time.

3.

[“BCA” means that certain Business Combination Agreement to be entered, on or about the date hereof, among Ross Acquisition Corp II, the Company and certain other parties which contemplates a “de-SPAC” transaction involving Ross Acquisition Corp II and the Company.]4

“Conversion Price” means (i) in the case of a Qualified IPO, a price equal to the per share public offering price stated on the front cover of the final prospectus for the Qualified IPO (before deduction of any underwriting commissions, expenses or other amounts) multiplied by 0.80, (ii) in the case of a Qualified Financing, a price equal to the cash price paid per share for Equity Securities by the Investors in the Qualified Financing multiplied by 0.80, (iii) in the case of a Qualified Business Combination [or a Qualified DeSpac Transaction]5, a price equal to the implied per share price of the Company’s Ordinary Shares in such Qualified Business Combination [or a Qualified DeSpac Transaction, as applicable,] multiplied by 0.80, and (iv) in the event that the conversion is made pursuant to Section 2(d), at the Series C-2 Issuance Price.

[“Qualified DeSpac Transaction” means the consummation of the transactions set forth in the BCA.]6

“Note Purchase Agreement” means the convertible note purchase agreement dated as of [          ] by and among the Company and the Holder (as amended, modified or supplemented from time to time).

“Ordinary Shares” means the ordinary shares of par value US$0.10 each in the capital of the Company having the rights set out in the Articles.

 “Qualified Business Combination” means (i) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the share capital of the Company immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or (iii) the consummation of a transaction or series of related transactions (whether by acquisition, merger, consolidation, amalgamation, reorganization or other business combination), whereby an entity, including a special purpose acquisition company (“SPAC”), acquires equity interests of the Company (or any surviving or resulting company) and the shares of the successor company following any such business combination are publicly listed on any stock exchange[, in each case of (i), (ii), or (iii) above, other than in connection with the transactions set forth in the BCA]7.

“Qualified Financing” has the meaning given to it in Section 4(b).

“Qualified IPO” means the initial public offering of the Ordinary Shares of the Company.

“Series C-2 Issuance Price” means US$1.58.

4 NTD: Bracketed language only included in the R Investments Note.

5 NTD: Bracketed language only included in the R Investments Note.

6 NTD: Bracketed language only included in the R Investments Note.

7 NTD: Bracketed language only included in the R Investments Note.

4.

2.          Basic Terms.

(a)          Series of Notes.  This convertible promissory note (this “Note”) is issued pursuant to the terms of the Note Purchase Agreement, as part of a series of notes designated by the Note Series above (collectively, the “Notes”), and in a series of multiple closings to certain persons and entities (collectively, the “Holders”). For the avoidance of doubt, each other note in this series of notes shall be issued pursuant to the terms of separate note purchase agreements entered into by and between the Company and each of the other Holders.

(b)          Interest.  This Note shall bear interest on the aggregate outstanding principal amount of the Notes at a simple interest rate of five percent (5%) per annum from (and including) the Date of this Note until the aggregate outstanding principal amount is fully repaid; provided that if any portion of the aggregate outstanding principal amount is duly converted into shares of the Company pursuant to and in accordance with the terms hereof, interest shall cease to accrue on the portion of the principal amount being converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Interest shall be payable on the Maturity Date or upon the prepayment or conversion of this Note in accordance with the terms hereof.

(c)          Payments.  All payments of interest and principal shall be in United States dollars, or, upon mutual consent of the Company and the Holder, in Ordinary Shares or a combination of both. All payments shall be applied first to unpaid accrued interest, and thereafter to principal. In the event that the Company elects to make payments in Ordinary Shares, the number of Ordinary Shares to be issued by the Company will be calculated by dividing the amount that the Company intends to repay by the Series C-2 Issuance Price.

(d)          Optional Redemption / Prepayment. This Note may be redeemed upon the mutual agreement of the Holder and the Company, at any time, as a whole or in part from time to time, at the redemption price equal to the principal amount so redeemed, plus unpaid accrued interest thereon through the date of redemption, subject to the Holder’s exercise of its right of conversion at the then applicable Conversion Price in lieu of redemption.

3.          Seniority. This Note ranks (i) senior in right of payment to any of the Company’s other indebtedness that is expressly subordinated in right of payment to this Note, (ii) pari passu in right of payment to any of the Company’s other unsecured indebtedness and liabilities that are not so subordinated, (iii) junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness, and (iv) structurally junior to all indebtedness and liabilities incurred by the Company’s subsidiaries.

4.          Conversion.7

(a)          [Automatic]/[Optional] Conversion upon Qualified IPO. If, after the date hereof and prior to the earlier of the Maturity Date or the full repayment or conversion of this Note, the Company closes a Qualified IPO, then[, upon the Holder’s election in writing within five days following the receipt of the Company’s notice in the last sentence of this paragraph,] [the entire outstanding principal amount of this Note and unpaid accrued interest will be converted automatically, without the need for any action on the part of the Company or the Holder,]/ [the entire outstanding principal amount of this Note and unpaid accrued interest will be converted] into Ordinary Shares concurrently with the closing of the Qualified IPO. The number of Ordinary Shares issuable upon conversion of this Note will be calculated by dividing the total outstanding principal amount of this Note and unpaid accrued interest by the Conversion Price. [The Company will give the Holder notice of the intended closing of a Qualified IPO, including the public offering price, provided that the failure to give such notice will not affect the automatic conversion of this Note.]/ [The Company will give the Holder notice of the intended closing of a Qualified IPO, including the public offering price.]

7 NTD: Conversion is optional in the R Investments Note and automatic in all other Convertible Notes.

5.

(b)          [Automatic]/[Optional] Conversion upon a Qualified Financing.  If, after the date hereof and prior to the earlier of the Maturity Date or the full repayment or conversion of this Note, the Company issues and sells preferred shares or Ordinary Shares in the capital of the Company (“Equity Securities”) to investors (the “Investors”) on or before the Maturity Date with total proceeds to the Company of not less than US$15,000,000 (a “Qualified Financing”), then[, upon the Holder’s election in writing within five days following the receipt of the Company’s notice in the last sentence of this paragraph,] [the entire outstanding principal amount of this Note and any unpaid accrued interest will be converted automatically, without the need for any action on the part of the Company or the Holder,]/ [the entire outstanding principal amount of this Note and unpaid accrued interest will be converted] into Ordinary Shares concurrently with the closing of the Qualified Financing. The number of Ordinary Shares issuable upon conversion of this Note will be calculated by dividing the total outstanding principal amount of this Note and unpaid accrued interest by the Conversion Price. [The Company shall give the Holder notice of a Qualified Financing not less than 10 days prior to the anticipated date of consummation of the Qualified Financing, provided that the failure to give such notice will not affect the automatic conversion of this Note.]/ [The Company shall give the Holder notice of a Qualified Financing not less than 10 days prior to the anticipated date of consummation of the Qualified Financing.]

(c)          [Automatic]/[Optional] Conversion at Qualified Business Combination.  If, after the date hereof and prior to the earlier of the Maturity Date or the full repayment or conversion of this Note, the Company consummates a Qualified Business Combination while this Note remains outstanding, then[, upon the Holder’s election in writing within five days following the receipt of the Company’s notice in the third sentence of this paragraph,] [the entire outstanding principal amount of this Note and any unpaid accrued interest will be converted automatically, without the need for any action on the part of the Company or the Holder, ]/[ the entire outstanding principal amount of this Note and any unpaid accrued interest will be converted] into Ordinary Shares immediately prior to the closing of the Qualified Business Combination. The number of Ordinary Shares issuable upon conversion of this Note will be calculated by dividing the total outstanding principal amount of this Note and unpaid accrued interest by the Conversion Price. [The Company shall give the Holder notice of a Qualified Business Combination not less than 10 days prior to the anticipated date of consummation of the Qualified Business Combination, provided that the failure to give such notice will not affect the automatic conversion of this Note.]/[ The Company shall give the Holder notice of a Qualified Business Combination not less than 10 days prior to the anticipated date of consummation of the Qualified Business Combination.] Any conversion pursuant to this paragraph in connection with a Qualified Business Combination shall be subject to any required tax withholdings, and may be made by the Company (or any party to such Qualified Business Combination or its agent) following the Qualified Business Combination in connection with payment or conversion procedures established in connection with such Qualified Business Combination.

6.

(d)          [Optional Conversion at Qualified DeSpac Transaction.  If, after the date hereof, the Company consummates the Qualified DeSpac Transaction while this Note remains outstanding, then, upon the Holder’s election, the entire outstanding principal amount of this Note and any unpaid accrued interest will be converted into Ordinary Shares in the manner and subject to the terms set forth in the BCA. The number of Ordinary Shares issuable upon conversion of this Note will be calculated by dividing the total outstanding principal amount of this Note and unpaid accrued interest by the Conversion Price. Any conversion pursuant to this paragraph in connection with the Qualified DeSpac Transaction shall be subject to any required tax withholdings, and may be made by the Company (or any party to such Qualified DeSpac Combination or its agent) following the Qualified DeSpac Transaction in connection with payment or conversion procedures established in connection with the Qualified DeSpac Transaction.]8

(e)          Procedure for Conversion.  In connection with any conversion of this Note into shares in the capital of the Company, the Holder shall surrender this Note to the Company and deliver to the Company any documentation reasonably required by the Company (including, in the case of a Qualified Financing, all financing documents executed by the Investors in connection with such Qualified Financing).  The Company shall not be required to issue or deliver the shares in the capital of the Company into which this Note may convert until the Holder has surrendered this Note to the Company and delivered to the Company any such documentation.  Upon the conversion of this Note into shares in the capital of the Company pursuant to the terms hereof, in lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay the Holder cash equal to such fraction multiplied by the price at which this Note converts.

(f)          Interest Accrual.  If a [Qualified DeSpac Transaction,] a Qualified IPO, a Qualified Financing, or a Qualified Business Combination is consummated and the Note is converted pursuant to the terms hereof, all interest on this Note shall be deemed to have stopped accruing as of a date selected by the Company that is up to 10 days prior to the closing of a Qualified IPO, [Qualified DeSpac Transaction,] Qualified Financing, or Qualified Business Combination.9

5.          Events of Default.

(a)          If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under subsection 5(b)(ii) or 5(b)(iii) below), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable.

8 NTD: Bracketed language only included in the R Investments Note.

9 NTD: Bracketed language only included in the R Investments Note.

7.

(b)          The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i)          The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(ii)          The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(iii)          An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company), in each case of (i) to (iii), is not cured by the Company within thirty (30) calendar days after the occurrence of the relevant event.

6.          Registration and Transfer of the Note.

(a)          Register. The Company shall maintain a ledger of all Holders, in which the Company shall record the name and address of the Holder and the name and address of its successors and assignees. The Holder shall notify the Company of any change of name or address and promptly after receiving such notification the Company shall record such information in such register.

(b)          Transfers of Notes.  This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

(c)          Loss, Theft or Destruction of Note.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction of this Note and of indemnity or security reasonably satisfactory to it, the Company will make and deliver a new Note which shall carry the same rights carried by this Note, stating that such Note is issued in replacement of this Note, making reference to the original date of issuance of this Note (and any successors hereto) and dated as of such cancellation, in lieu of this Note.

7.          Reservation of Ordinary Shares.  The Company undertakes to take all steps necessary to reserve a number of its authorized but unissued Ordinary Shares sufficient for issuance upon conversion of this Note pursuant to the provisions included hereinabove.

8.

8.          No Shareholder Rights. Nothing contained in this Note will be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends will be payable or accrued in respect of this Note or the capital stock obtainable hereunder until, and only to the extent that, this Note will have been converted.

9.          Miscellaneous Provisions.

(a)          Further Assurances.  The Holder agrees and covenants that at any time and from time to time the Holder will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Note and to comply with applicable securities laws or other regulatory approvals.

(b)          Adjustment of Conversion Price. The Conversion Price shall be appropriately adjusted to reflect any stock split, reverse stock split or stock dividend or other similar change in the capital of the Company which may occur after the Date of this Note.

(c)          Amendment and Waiver.  Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

(d)          Governing Law.  This Note shall be governed by and construed under the laws of Singapore, without giving effect to conflicts of laws principles.

(e)          Dispute Resolution.  Any dispute or claim arising out of or in connection with or relating to this Note, or the breach, termination or invalidity hereof or thereof (including the validity, scope and enforceability of this arbitration provision), shall be finally resolved by arbitration in Singapore under Rules of Arbitration of the International Chamber of Commerce (the “Rules”). The seat of arbitration shall be Singapore and the number of arbitrators shall be three (3) to be appointed and determined in accordance with the Rules. The arbitration proceedings shall be conducted in English. Any award made by the International Chamber of Commerce shall be final and binding on the parties thereto and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)          Binding Agreement.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(g)          Counterparts; Manner of Delivery.  This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf, DocuSign or any electronic signature complying with applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.

(h)          Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(i)          Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or at such other address(es) as such party may designate by 10 days’ advance written notice to the other party hereto. A copy of any notice to the Company shall be sent to Cooley HK, address: 35th Floor, Two Exchange Square, 8 Connaught Place, Central, Hong Kong, Attn: Will Cai, e-mail: wcai@cooley.com.

(j)          Expenses.  Each of the Company and the Holder shall bear such party’s respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Note and the transactions contemplated herein.

(k)          Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative. This Note shall be void and of no force or effect in the event that the Holder fails to remit the full principal amount to the Company within five calendar days of the date of this Note.

(l)          Entire Agreement.  This Note and the Note Purchase Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

(m)          Intended Tax Treatment.  The Company and the Holder agree to treat all amounts borrowed pursuant to this Note as indebtedness for U.S. federal and applicable state and local income tax purposes and, in accordance with Section 385(c) of the Internal Revenue Code of 1986, as amended, such characterization shall be binding upon the Company and the Holder (along with their successors and assigns) and they shall file their tax returns and reports consistent with such treatment.

10.

(n)          Assignment.  The Holder may assign this Agreement to any Affiliate thereof, provided that any such permitted assignee must enter into a written agreement agreeing to be bound by the provisions of this Note [and that certain side letter between the Company and the Holder dated on or about the date hereof].10

[Signature pages follow]

10 NTD: Bracketed language only included in the R Investments Note.

11.

The parties have executed this Convertible Promissory Note as of the date first noted above.

COMPANY:

Aprinoia Therapeutics Inc.

By:

Name:	JANG Ming-Kuei
Title:	Chairman and Chief Executive Officer

E-mail:	[***]

Attention:	JANG Ming-Kuei

Address:	245 Main Street, 3rd Floor, Cambridge, MA 02142, United States of America

The parties have executed this Convertible Promissory Note as of the date first noted above.

HOLDER (if an entity):

Name of Holder:

By:

Name:
Title:

E-mail:

Attention:
Address:

HOLDER (if an individual):

Name of Holder:

Signature:

E-mail:

Attention:
Address: